Exhibit 10.1

EXECUTION VERSION

TRANSITION SERVICES AGREEMENT

BY AND BETWEEN

INTERNATIONAL PAPER COMPANY

AND

SYLVAMO CORPORATION

DATED AS OF SEPTEMBER 30, 2021

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6. INDEMNITY		12

6.1	Service Provided Indemnity	12
6.2	Service Recipient Indemnity	12
6.3	Mitigation	13
6.4	Procedures	13

7. LIMITED WARRANTY; LIMITATION ON DAMAGES		13

7.1	LIMITED WARRANTY	13
7.2	EXCLUDED DAMAGES	13
7.3	PARENT’S LIMITATIONS ON LIABILITY	13
7.4	SPINCO’S LIMITATIONS ON LIABILITY	13
7.5	EXCLUSIVE REMEDIES	14

8. OBLIGATION TO PROVIDE SERVICES		14

9. FORCE MAJEURE		14

10. INSURANCE		15

11. CONFIDENTIALITY OF INFORMATION		15

12. TERMINATION		15

12.1	Term	15
12.2	Early Termination by Service Provider	16
12.3	Early Termination by Service Recipient	16
12.4	Return or Destroy of Information	16

13. RELATIONSHIP OF PARTIES		16

13.1	Independent Contractor Status	16
13.2	Ownership of Intellectual Property	17

14. PROJECT MANAGERS; DISPUTE RESOLUTION		17

14.1	Project Managers	17
14.2	Dispute Resolution	17

15. RECORDS		18

15.1	Retention of Records	18
15.2	Property of Service Recipient	18
15.3	Retention by Service Provider	18

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16. ASSIGNMENT AND DELEGATION		19

17. NOTICES		19

18. SURVIVAL		19

19. GENERAL PROVISIONS		19

19.1	Severability	19
19.2	Counterparts	20
19.3	Entire Agreement	20
19.4	Amendments; Waivers	20
19.5	No Third Party Beneficiaries	20
19.6	Specific Performance	20
19.7	Waiver of Jury Trial	21
19.8	Jurisdiction; Service of Process	21
19.9	Governing Law	22
19.10	Local Agreements	22

Schedule I – Transition Services and Reverse Transition Services

Schedule II – Excluded Services

Schedule III – Lead Representatives

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TRANSITION SERVICES AGREEMENT

THIS AGREEMENT (this “Agreement”) is made as of September 30, 2021, between International Paper Company, a New York corporation (“Parent”), and Sylvamo Corporation, a Delaware corporation (“SpinCo” and, together with Parent, the “Parties”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Separation and Distribution Agreement (as defined below).

WHEREAS, Parent and SpinCo have entered into the Separation and Distribution Agreement, dated as of September 29, 2021 (the “Separation and Distribution Agreement”), pursuant to which, among other things, certain assets and liabilities constituting the SpinCo Business will be transferred to SpinCo and its Subsidiaries, and at least 80.1% of the outstanding SpinCo Shares will be distributed to Parent’s shareholders;

WHEREAS, the SpinCo Business uses certain services provided by Parent or by Third Parties under contract to Parent, and SpinCo desires to obtain the use of these services for the purpose of enabling it to manage an orderly transition; and

WHEREAS, SpinCo acknowledges that Parent is not in the business of providing such services to Third Parties;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as set forth herein.

1.	DEFINITIONS; INTERPRETATION

1.1 Definitions. The following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Agreement” has the meaning set forth in the preamble.

“Excluded Services” means those services set forth on Schedule II hereto.

“Extension Period” means the period by which a Term is extended in accordance with Section 2.8.

“Force Majeure Event” has the meaning set forth in Article IX.

“Local Agreement” has the meaning set forth in Section 19.10.

“Migration” means the transition or migration from the provision of a particular Service by Service Provider to Service Recipient under this Agreement to performance of such Service by Service Recipient or a Third Party designated by Service Recipient.

“Migration Services” has the meaning set forth in Section 5.2.

“Omitted Services” has the meaning set forth in Section 2.6.

“Parent” has the meaning set forth in the preamble.

“Party” means either Parent or SpinCo, as the context requires, and “Parties” means both of them, as the context requires.

“Post-Term Invoice” has the meaning set forth in Section 3.8.

“Project Manager” has the meaning set forth in Section 14.1.

“Providing Party” has the meaning set forth in Section 11.

“Receiving Party” has the meaning set forth in Section 11.

“Reference Period” has the meaning set forth in Section 2.2.

“Reverse Transition Services” means each service specified in Part B of Schedule I hereto to be provided from SpinCo to Parent, or any Supplemental Schedule thereto as may be agreed to from time to time by the Parties.

“Sales and Service Taxes” has the meaning set forth in Section 3.6.

“Schedules” means Schedule I, Schedule II, Schedule III and any Supplemental Schedule.

“Security Policies” has the meaning set forth in Section 2.4.

“Separation and Distribution Agreement” has the meaning set forth in the recitals.

“Service” means, as the context requires, one or more Transition Services and/or one or more Reverse Transition Services.

“Service Delivery Environment” means the equipment, software, systems, databases, communications networks and connectivity, and facilities used by Service Provider to provide the Services.

“Service Fees” has the meaning set forth in Section 3.1.

“Service Provider” means, in the case of Transition Services, Parent and any of its Affiliates providing Transition Services hereunder, and, in the case of Reverse Transition Services, SpinCo and any of its Subsidiaries to the extent that they are providing Reverse Transition Services hereunder.

“Service Provider Fiscal Month” means a month during Service Provider’s fiscal year, as determined by Service Provider for accounting purposes.

“Service Provider Indemnitees” has the meaning set forth in Section 6.2.

“Service Recipient” means, in the case of Transition Services, SpinCo and any of its Affiliates receiving Transition Services hereunder, and, in the case of Reverse Transition Services, Parent and any of its Subsidiaries to the extent that they are receiving Reverse Transition Services hereunder.

“Service Recipient Data” means all the data owned and provided solely by Service Recipient, or created by Service Provider solely on behalf, or for the benefit, of Service Recipient, that is used by Service Provider solely in relation to the provision of the Services, including employee information, customer information, product details and pricing information.

“Service Recipient Indemnitees” has the meaning set forth in Section 6.1.

“SpinCo” has the meaning set forth in the preamble.

“Supplemental Schedule” has the meaning set forth in Section 2.6.

“Term” has the meaning set forth in Section 2.1.

“Transaction Agreements” means, collectively, this Agreement, the Separation and Distribution Agreement, the other Ancillary Agreements and the Exhibits, Schedules and appendices hereto and thereto.

“Transition Period” means the period from the Distribution Date until all of the Terms for all of the Services have expired or otherwise terminated in accordance with Section 12, and no further Services are being provided hereunder; provided such period shall not extend beyond the date that is fifteen (15) months after the Distribution Date.

“Transition Service” means each service specified in Part A of Schedule I hereto to be provided by Parent to SpinCo, or any Supplemental Schedule thereto as may be agreed to from time to time by the Parties.

1.2 Interpretation. When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section or Schedule of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the context requires otherwise, references to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof, and by this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless the context requires, “or,” “neither,” “nor,” “any,” and “either,” shall not be exclusive. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as the feminine and neuter genders of such terms. When a reference is made in this Agreement to “Service Provider” or “Service Recipient,” such reference shall be to the provider or recipient of either Transition Services or Reverse Transition Services as the context requires with reference to the particular Transition Service or Reverse Transition Service at issue. Notwithstanding that each of Parent and SpinCo, and their respective Affiliates, may act under this Agreement in the capacity of both a Service Provider and a Service Recipient, the rights, duties, obligations or liabilities of a Service Provider or Service Recipient set forth in this Agreement shall be limited as the context requires to the rights, duties, obligations or liabilities of the Party acting in the capacity of Service Provider or Service Recipient with reference to the particular Services, rights, duties, obligations or liabilities at issue.

2.	TERM AND PROVISION OF SERVICES

2.1 Services. During the Transition Period, but subject to the terms set forth in this Agreement, Service Provider shall provide to Service Recipient (or cause to be provided by its Affiliates or Third Parties to Service Recipient) each Service set forth on Schedule I hereto, which Schedule I shall also include the scope of such Service and fees associated with such Service. Subject to Section 12, each Service shall be provided for the period of time following the Distribution that is indicated on the Schedules for such Service (any such period of time with respect to a Service, including any extension period agreed to by the Parties pursuant to Section 2.10, a “Term”); provided that in no event shall any Term exceed a period of one (1) year or, if extended by Service Recipient pursuant to Section 2.8, a period ending fifteen (15) months after the Distribution Date.

2.2 Performance of Services. Except as otherwise expressly provided on Schedule I hereto, Service Provider shall perform, or shall cause one or more of its Subsidiaries to perform, all Services to be provided by Service Provider in a manner that is based on its past practice and that is substantially similar in all material respects to the analogous services provided by or on behalf of Parent or any of its Subsidiaries to Parent and its Subsidiaries or its applicable functional group during the 12 months prior to the Distribution Date (“Reference Period”); provided, however, that, nothing in this Agreement shall require Service Provider to favor Service Recipient’s operation of its business over Service Provider’s own business operation; provided, further, that Service Provider shall have the right and sole discretion to establish priorities, as between Service Recipient, on the one hand, and Service Provider, on the other hand, as to the provision of any Service, so long as Service Provider uses commercially reasonable efforts to maintain sufficient resources to perform the Services in accordance with this Agreement. Service Provider shall use commercially reasonable efforts to promptly advise Service Recipient of any Services which will be interrupted or delayed as a result of such prioritization.

2.3 Privacy and Data Protection Laws. Service Provider and Service Recipient shall, and shall cause their respective Affiliates to, comply with applicable privacy and data security Laws in the provision or receipt of Services. Furthermore, the provisions of Schedule IV hereto shall govern Service Provider’s Processing of Personal Data (as these terms are defined in Schedule IV) in connection with the provision of Services.

2.4 Security Policies. Service Recipient shall comply with all of Service Provider’s security policies, procedures and requirements relating to the Service Delivery Environment in effect, which shall be no less rigorous than Parent’s policies, procedures and requirements or such other policies as may be adopted by Parent from time to time after the Effective Time (provided that Parent notifies SpinCo in writing of any such change) in connection with its access and use of the Services (the “Security Policies”), and shall not tamper with, compromise or circumvent any security or audit measures employed by Service Provider. Service Provider shall limit access to the Service Delivery Environment to Service Provider personnel who are specifically authorized to have such access, and shall take such measures to prevent unauthorized access, use, destruction, alteration or loss of SpinCo Business data or Parent Business data, as applicable, and other information contained therein. Service Recipient shall access and use only that portion of the Service Delivery Environment for which Service Recipient has been granted the right to access and use; provided, however, that Service Provider shall not unreasonably limit the grant of such access and use by authorized personnel. Neither Party shall establish any type of external network connectivity into the other Party’s systems or network, including WAN or Internet connectivity, without the prior written consent of the other Party. Service Recipient shall limit access of its personnel to the Service Delivery Environment to those personnel who are specifically authorized to have such access and shall cause such personnel to comply with the Security Policies in accessing the Service Delivery Environment in accordance with the terms of this Section 2.4. If, at any time, a Party determines that (a) any of its personnel has sought to circumvent, or has circumvented, the Security Policies, (b) any unauthorized personnel of such Party has accessed the Service Delivery Environment, or (c) any of its personnel has engaged in activities that may reasonably be expected to lead to the unauthorized access, use, destruction, alteration or loss of data, information or software, such Party shall promptly terminate such personnel’s access to the Service Delivery Environment and promptly notify the other Party in writing. In addition, Service Provider shall have the right to deny personnel of Service Recipient access to the Service Delivery Environment upon at least 24 hours’ written notice to Service Recipient in the event that Service Provider reasonably believes that such personnel have engaged in any of the activities set forth in this Section 2.4 or otherwise pose a security concern. Each Party shall reasonably cooperate with the other Party in investigating any apparent unauthorized access to or use of the Service Delivery Environment.

2.5 Changes for Services. The Parties acknowledge that, subject to Section 2.2, the manner, means, and resources to provide the Services are in the reasonable discretion of Service Provider, and Service Provider may make changes from time to time in the manner of performing the Services if Service Provider is making similar changes in performing analogous services for itself and if Service Provider furnishes to Service Recipient reasonable prior written notice of such changes; provided, if such change shall materially adversely affect the timeliness or quality of, or the Service Fees for, the applicable Service, Service Recipient shall be permitted to terminate this Agreement or the applicable specific Service pursuant to Section 12.3. Each agreed upon change shall be documented by an amendment in writing to the applicable Schedule.

2.6 Omitted Services. If any services (other than Excluded Services) that were previously provided to or for the benefit of either Party or their respective Subsidiaries, or caused to be provided to or for the benefit of either Party or their respective Subsidiaries during the Reference Period that Parent or SpinCo reasonably believes are necessary for such Party to operate the Parent Business or the SpinCo Business, respectively, in substantially the same manner as such business was conducted prior to the Distribution Date, and such services have been omitted from Schedule I hereto (“Omitted Services”), then (i) at the request of Service Recipient (made within three months after the Distribution Date) and (ii) so long as Service Recipient is unable to secure such services from a Third Party on commercially reasonable terms, Service Provider shall use commercially reasonable efforts to provide such services, or cause such services to be provided, as promptly as reasonably practicable, pursuant to a supplemental written schedule mutually agreed upon by the Parties acting reasonably and in good faith (each such supplemental written schedule, a “Supplemental Schedule”), setting forth in reasonable detail the nature, scope, term, rates, termination provisions and other terms applicable to such Omitted Service to be provided; provided, however, that no Party shall be obligated to provide such services if (x) the Parties are unable to reach agreement on the terms thereof or (y) Service Provider does not, in its reasonable judgment, have the capability and existing capacity to provide such services or if the provision of any such services would significantly disrupt the operation of its or its Subsidiaries’ businesses; provided, further, that (x) the Service Fees shall for such Omitted Services shall be the fully loaded costs of Service Provider to provide any such Omitted Service and (y) that the obligations of Service Provider to provide any Omitted Services shall be subject to Service Recipient’s use of its commercially reasonable efforts to cooperate with Service Provider in the provision of such services, and to the extent that changes to the systems, operations or business of Service Recipient implemented in connection with the transactions contemplated by the Separation and Distribution Agreement after the Distribution Date require alterations in the means of providing any such service, Service Provider shall be obligated only to use its commercially reasonable efforts to make such alterations. Any Omitted Service that is provided or caused to be provided by Service Provider pursuant to this Section 2.6 shall be a “Transition Service” or a “Reverse Transition Service”, as applicable, for the purposes of this Agreement (other than as specifically indicated herein). For the avoidance of doubt, any Supplemental Schedule shall be deemed to be part of Schedule I hereto. Notwithstanding anything to the contrary that may be set forth or implied elsewhere in this Agreement or in the Separation and Distribution Agreement, Service Provider shall not, and shall be under no obligation to, provide any Excluded Services after the Distribution Date.

2.7 Subcontracting. Subject to the service level requirements set forth in Section 2.2, Service Provider may use Third Parties to provide some or all of the Services. Notwithstanding any such use of Third Parties, Service Provider shall remain fully obligated for the provision of such Services to the Service Recipient in accordance with the terms hereof; provided, however, if (i) Service Provider elects to use a Third Party service provider for all or substantially all of its and its Subsidiaries’ requirements and/or needs and (ii) Service Provider is able to assign, and has assigned, to Service Recipient, Service Provider’s rights and remedies against such Third Party service provider, such that Service Recipient may pursue such rights and remedies directly, Service Provider shall have no liability to Service Recipient in connection with a failure to perform by such Third Party that is not caused by the action or inaction of Service Provider.

2.8 Extension of a Term. In the event that any Service is required beyond its Term, Service Recipient shall provide Service Provider with a written notice of extension no later than sixty (60) days prior to the expiration of the Term of such Service; provided, that Service Recipient shall only be allowed one three (3)-month extension of any Term; provided, further, that in no event shall any Term be extended beyond the date that is fifteen (15) months after the Distribution Date. Such notice shall indicate the period during which Service Recipient wishes to receive such Service after the date of expiration of the Term for such Service; provided, that Service Provider shall not be obligated to provide such extended Service if (x) Service Provider does not, in its reasonable judgment, have the capability and existing capacity to provide such Service or if the provision of such Service would significantly disrupt the operation of its or any member of its Group’s business, or (y) there are interdependencies among such Service and any other Services, for which the Term will expire prior to the end of such extension, and such interdependencies cannot be addressed despite good-faith negotiations between the Parties. Subject to obtaining any necessary Third Party consents in accordance with Section 2.9, Service Provider shall provide, or cause to be provided, the Service to Service Recipient for such period, it being understood and agreed that the Service Fees for each applicable Service shall be subject to a 20% increase from the original Service Fees during any Extension Period. In addition, Service Recipient shall reimburse Service Provider for any reasonable and documented incremental fees charged by Third Party service providers in connection with granting any consent or otherwise extending the Service, in each case, solely with respect to an extension of the Term.

2.9 Third Party Consents. Service Provider shall not be required to provide a Service to the extent the provision of such Service by Service Provider materially conflicts with any contract or agreement to which Service Provider is a party prior to the date hereof or the rights of any Third Party with respect thereto or violates any applicable Law. The Parties shall cooperate in good faith to use commercially reasonable efforts to obtain any consents from third parties that Service Provider reasonably believes are necessary in order for Service Provider to provide the Services. All reasonable out-of-pocket costs and expenses (if any) incurred by Service Provider to obtain any such consents shall be paid by Service Recipient. In the event that Service Provider is unable to obtain any such consent, Service Provider shall be relieved of its obligation to provide such Service hereunder.

2.10 Cooperation. Unless otherwise provided for in this Agreement, the Parties shall use their commercially reasonable efforts to cooperate with each other in all matters relating to the provision and receipt of the Transition Services and the Reverse Transition Services. Such cooperation shall include exchanging Information, providing electronic access to systems used in connection with the Transition Services and Reverse Transition Services. Each Party shall cooperate with the other Party in determining the extent to which any Tax is due and owing with respect to any of the Transition Services or Reverse Transition Services, as applicable, and in providing and making available appropriate documentation or Information reasonably requested by the other Party including, but not limited to, applicable resale and/or exemption certificates.

3.	PRICING, BILLING AND PAYMENT

3.1 Service Fees. With respect to each Service, Service Recipient shall pay to Service Provider those amounts determined in accordance with the rates and charges, including any set-up or one-time costs, set forth in the Schedule for such Service, and in addition, Service Recipient shall pay Service Provider all reasonable incidental costs and expenses reasonably incurred by Service Provider in providing the Services, including air fare (coach class), lodging, meals, mileage, parking and ground transportation, in each case in accordance with Service Provider’s standard policies with respect to such incidental costs and expenses (collectively, the “Service Fees”). Subject to Section 2.8 and Section 3.2, during the term of this Agreement, the amount of a Service Fee for any Service (or category of Service, as applicable) shall not increase, except to the extent that there is an evidenced increase after the date hereof in the costs actually incurred by Service Provider in providing such Service, including as a result of (i) an increase in the amount of such Service being provided to Service Recipient (as compared to the amount of the Service underlying the determination of a Service Fee), (ii) an increase in the rates or charges imposed by any Third Party that is providing goods or services used by Service Provider in providing the Service (as compared to the rates or charges underlying a Service Fee), (iii) an increase in the payroll or benefits for any employees used by Service Provider in providing the Service, or (iv) any increase in costs relating to any changes in the quality, nature, duration or quantity of the Service provided or how the Service is provided (including relating to newly installed products or equipment or any upgrades to existing products or equipment).

3.2 Adjustments to Service Fees. In the event that any Service is terminated by Service Recipient in accordance with Section 12.3 but subject to Section 3.5, the Service Fees shall automatically be adjusted downward (by the associated fee for such Service set forth on the respective Schedule from and after the first day of the month following termination of such Service). To the extent that such Service is provided to Service Provider by a Third Party service provider, Service Provider may at any time increase the charges for any Service upon written notice to Service Recipient provided such increase is only to the extent of the amount of increase charged by such Third Party service provider.

3.3 Billing Procedures. Not later than twenty-one (21) days after the last day of each Service Provider Fiscal Month, Service Provider shall provide to Service Recipient an itemized invoice for the preceding Service Provider Fiscal Month’s Service Fees. The amount stated in such invoice (to the extent such amount is not the subject of a good faith dispute in accordance with the terms set forth in Section 3.9) shall be paid by Service Recipient in full within thirty (30) days of the date of Service Recipient’s receipt of the invoice (or the next Business Day following such date, if such thirtieth (30th) day is not a Business Day) through payment to an account designated by Service Provider. To protect confidential or competitively sensitive Information, Service Provider may aggregate the Service Fees with respect to some or all of the Services included in such invoice; provided, that Service Provider shall, and shall cause its Affiliates to, provide such back-up therefor as reasonably requested by Service Recipient in connection therewith to the extent reasonably required to permit Service Recipient and its Representatives to review and evaluate the amounts set forth in such invoice and verify such amounts; provided, however, that in the event that the Service Provider determines that providing such Information could be commercially detrimental, violate any applicable Law or agreement or waive any attorney-client privilege, then the Parties shall use commercially reasonable efforts to facilitate the provision of such Information in a manner that avoids such harm and consequence. Any disputes regarding overpayment shall be resolved in accordance with the procedures set forth in Section 14.

3.4 Late Payments. Without prejudice to Service Provider’s other rights and remedies, in the event any sum due (other than those subject to dispute in good faith) to Service Provider pursuant to the terms of this Agreement remains unpaid thirty (30) days after the applicable due date, interest shall accrue daily, from the due date until the date of actual payment, at an annual interest rate equal to 8%.

3.5 Monthly Cost. The cost of each Service is a monthly cost, and the full monthly cost of each Service (applying the volume level, if applicable, of such Service at the beginning of a Service Provider Fiscal Month) shall apply in respect of such Service until such Service is terminated in its entirety as provided in Section 12.3.

3.6 Taxes. Service Recipient shall pay and be liable for any and all sales, service, value-added or other similar Taxes or levies (but not including any Taxes based upon or calculated by reference to income, receipts or capital or withholding taxes) imposed upon, sustained, incurred or levied with respect to the sale, performance, provision or delivery of the Transition Services or Reverse Transition Services, as applicable, provided by Service Provider pursuant to this Agreement (“Sales and Service Taxes”). Such Sales and Service Taxes shall be separately stated on the relevant invoice to the Service Recipient and shall be payable by Service Recipient to Service Provider in the manner set forth in Section 3.3. Service Recipient’s obligation to pay Sales and Service Taxes under this Section 3.6 shall be subject to the receipt by Service Recipient of a valid and customary invoice or other document under the terms of applicable Law for each Sales and Service Tax. Service Provider shall be responsible for the remittance to the applicable Tax authority of any Sales and Service Taxes paid by Service Recipient to Service Provider. If Service Recipient complies with the terms of this Section 3.6 regarding the timely payment of Sales and Service Taxes to Service Provider, it shall not be liable for any interest, penalties or other charges attributable to Service Provider’s improper filing relating to Sales and Service Taxes or late payment or failure to remit Sales and Service Taxes to the relevant Tax authority. In the event that Service Provider receives a refund of (or credit for) any Sales and Service Taxes paid by Service Recipient pursuant to this Section 3.6, Service Provider shall promptly notify Service Recipient and shall pay over to Service Recipient such refund or the amount of such credit. In connection with the Transition Services or Reverse Transition Services, as applicable, provided pursuant to this Agreement, each Party shall be responsible for, and shall withhold or pay or both (or cause to be withheld or paid or both), as may be required by Law, all Taxes pertaining to the employment of such Party’s personnel, agents, servants or designees. Each of Service Provider and Service Recipient shall pay and be responsible for their own Taxes based on their own income or profits or assets. With respect to this Section 3.6, the Parties shall reasonably cooperate with each other and use commercially reasonable efforts to take any action to provide or make available any information reasonably requested (and with a sufficient level of detail) in order to minimize any Sales and Service Taxes payable with respect to the Transition Services or Reverse Transition Services, as applicable.

3.7 Withholding. Payments for Services or other amounts due under this Agreement shall be made net of applicable withholding Taxes; provided, however, that if Service Provider reasonably believes that a reduced rate of withholding Tax applies or Service Provider is exempt from withholding Tax, (a) Service Provider shall provide Service Recipient with appropriate and customary documentation that provides Service Provider qualifies for a reduction to or exemption from withholding under applicable Law and (b) Service Recipient shall use commercially reasonable efforts to apply such reduced rate of withholding or not withhold if Service Provider provides Service Recipient with evidence satisfactory to Service Recipient that a reduced rate of or no withholding is required by applicable Law. Service Recipient shall promptly remit any amounts withheld to the appropriate taxing authority in accordance with applicable Law and all such amounts so withheld and paid to the relevant taxing authority shall be treated for all purposes of this Agreement as having been paid to Service Provider. In the event that Service Recipient receives a refund of any amounts previously withheld from payments to Service Provider and remitted, Service Recipient shall surrender such refund to Service Provider.

3.8 Post-Term Invoice. With respect to any Service Fees that accrue or are incurred by Service Provider or its Affiliates during the Transition Period but that are not billed by Service Provider in a monthly invoice, or of which Service Provider does not become aware until after the Transition Period, Service Provider shall set forth such fees in an invoice or invoices submitted to Service Recipient following the end of the Transition Period (each, a “Post-Term Invoice”). Subject to Section 3.9, and so long as such Post-Term Invoice is received by Service Recipient as promptly as practicable and in any event within one (1) year following the Transition Period, Service Recipient shall remit payment under any such Post-Term Invoice to Service Provider within thirty (30) days after its receipt of such invoice.

3.9 Invoice Disputes. In connection with Section 3.3 or 3.8, in the event of an invoice dispute of which Service Recipient is aware, Service Recipient shall deliver a written statement to Service Provider no later than ten (10) days prior to the date payment is due on the disputed invoice listing all disputed items and providing a reasonably detailed description of each disputed item. Amounts not in dispute amongst the Parties shall be deemed accepted and shall be paid, notwithstanding disputes on other items, within the period set forth in Section 3.3 or 3.8, as applicable. The Parties shall use their commercially reasonable efforts to resolve all such other disputes expeditiously in accordance with the procedures set forth in Section 14. When the disputed amount has been resolved, any Party owing an amount to another Party as a result of such resolution shall pay such amount owed to such other Party within ten (10) Business Days following such resolution. This Section 3.9 shall not relieve Service Provider of its obligations to perform the Services.

3.10 No Set-Off. Each of the Parties hereby acknowledges that it shall have no right under this Agreement to offset any amounts owed (or to become due or owing) to the other Party, whether under this Agreement, the Separation and Distribution Agreement or otherwise, against any other amount owed (or to become due or owing) to it by the other Party.

4.	ACCESS

4.1 Access. Service Provider and Service Recipient shall, and shall cause their respective Affiliates to, provide to each other and their respective agents and vendors reasonable access (during normal business hours (when appropriate with respect to physical access), upon reasonable notice and supervised by the appropriate personnel of the Parties or as otherwise agreed by the Parties) to the Information, personnel, and systems necessary (x) for the efficient and accurate administration, provision, receipt or use of each of the Services and to avoid the duplication of any expenses or benefits thereunder and (y) as reasonably necessary to verify the accuracy of internal controls over information technology, reporting of financial data and related processes employed in connection with verifying compliance with Section 4040 of the Sarbanes-Oxley Act of 2002; provided, that all such Information shall be shared subject to the confidentiality obligations set forth in Section 11, and any Party or Third Party vendor receiving such Information shall agree to be bound by such obligations prior to the provision of any such Information. Service Provider and Service Recipient agree that all of their and their Subsidiaries’ respective employees shall, and that they shall use commercially reasonable efforts to cause their respective Representatives’ employees to, when on the property of the other Party, or when given access to any facilities, Information, systems, infrastructure or personnel of such Party and its Subsidiaries, conform to the policies and procedures of such Party, concerning health, safety, conduct and security which are made known or provided to the visiting Party from time to time.

4.2 Information. All Services provided shall be based upon reasonably timely, accurate and complete Information from Service Recipient, which Service Recipient shall use its commercially reasonable efforts to provide, and Service Provider shall be released from its obligations to provide or cause to be provided reasonably timely, accurate and complete Services to the extent (but only to the extent) Service Recipient fails to provide timely, accurate and complete Information to Service Provider reasonably necessary for the provision of such Services. Service Recipient’s failure to perform or delay in performing any of its obligations hereunder shall not constitute grounds for termination by Service Provider of this Agreement except as provided in Section 12.2; provided, however, that Service Provider’s nonperformance of its obligations under this Agreement shall be excused if and to the extent (i) such Service Provider’s nonperformance results from Service Recipient’s failure to perform its obligations hereunder and (ii) Service Provider provides Service Recipient with written notice of such nonperformance.

5.	TRANSITION

5.1 Transitional Nature of Services. The Parties acknowledge and agree that the Services to be provided hereunder are transitional in nature and are intended to provide Service Recipient with reasonable time to develop the internal resources and capacities (or to arrange for Third Party providers) to provide such Services. Service Recipient shall use commercially reasonable efforts to reduce or eliminate its and its Group’s dependency on each Service to the extent and as soon as is reasonably practicable (it being understood that this Section 5.1 shall not require Service Recipient to terminate any Service prior to the initial termination date for such Service set forth on the applicable Schedule). No later than 60 days after the Distribution Date, the Parties shall consult for the purpose of agreeing upon the terms of and a plan for the Migration of all Services. Service Recipient will have the primary responsibility for planning and carrying out the Migration of Services prior to the expiration of the Transition Period. Subject to Section 5.2 below and the other terms of this Agreement, Service Provider will provide reasonable cooperation and assistance as requested to support Service Recipient’s Migration efforts.

5.2 Migration Services. To the extent that Service Recipient requires reasonable support, assistance and other services to effect an orderly Migration without interruption to the Services subject to the Migration (“Migration Services”), Service Recipient shall submit a written request describing such Migration Services to Service Provider’s Project Manager, and upon at least ten (10) days’ written notice to Service Provider, the Parties shall meet to discuss and agree, each Party acting reasonably and in good faith, on the scope, timing, hourly rates and other terms of such Migration Services, such agreement to be set forth on a Supplemental Schedule. Service Provider shall then provide such Migration Services; provided, that the Parties’ intent is that Migration Services shall include only such services that Service Provider is capable of providing. Any Migration Service that is provided or caused to be provided by Service Provider pursuant to this Section 5.2 shall be a “Transition Service” or a “Reverse Transition Service”, as applicable, for the purposes of this Agreement (other than as specifically indicated herein).

6.	INDEMNITY

6.1 Service Provider Indemnity. Subject to Section 7 and in addition to, but not in duplication of, any indemnification obligations under the Separation and Distribution Agreement, Service Provider shall indemnify Service Recipient and its Affiliates and its and their respective officers, directors, employees, partners, managers or persons acting in a similar capacity, agents, consultants, financial and other advisors, accountants, attorneys and other representatives (the “Service Recipient Indemnitees”) in respect of, and hold such Service Recipient Indemnitees harmless from and against, all Losses (other than with respect to Taxes, which are governed exclusively by Sections 3.6 and 3.7) incurred or suffered by Service Recipient Indemnitees relating to, arising out of or resulting from the receipt of the Services only to the extent that such Losses result from the gross negligence or intentional misconduct of Service Provider or any of its Affiliates or any of its or their respective officers, directors or employees in providing any of the Services rendered or to be rendered by or on behalf of Service Provider pursuant to this Agreement.

6.2 Service Recipient Indemnity. Subject to Section 7 and in addition to, but not in duplication of, any indemnification obligations under the Separation and Distribution Agreement, the Service Recipient shall indemnify Service Provider and its Affiliates and its and their respective officers, directors, employees, partners, managers or persons acting in a similar capacity, agents, consultants, financial and other advisors, accountants, attorneys and other representatives (the “Service Provider Indemnitees”) in respect of, and hold Service Provider Indemnitees harmless from and against, all claims of Third Parties (other than with respect to Taxes, which are governed exclusively by Sections 3.6 and 3.7) relating to, arising out of or resulting from the Services rendered or to be rendered by or on behalf of Service Provider pursuant to this Agreement, the transactions contemplated by this Agreement or Service Provider’s actions or inactions in connection with any such Services or transactions, except to the extent that such claim results from gross negligence or intentional misconduct of Service Provider or any of its Affiliates or any of its or their respective officers, directors or employees in providing any of the Services rendered or to be rendered by or on behalf of Service Provider pursuant to this Agreement.

6.3 Mitigation. Each of the Parties shall use its commercially reasonable efforts to mitigate its respective Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

6.4 Procedures. The procedures specified in Article IV of the Separation and Distribution Agreement shall apply with respect to any indemnification claims under this Section 6.

7.	LIMITED WARRANTY; LIMITATION ON DAMAGES

7.1 LIMITED WARRANTY. NOTWITHSTANDING ANY PROVISION TO THE CONTRARY, UNLESS EXPRESSLY SET FORTH HEREIN, SERVICE PROVIDER REPRESENTS AND WARRANTS ONLY THAT THE SERVICES SHALL BE IN CONFORMITY WITH THIS AGREEMENT (INCLUDING SECTION 2.2). THE ABOVE-STATED LIMITED WARRANTY IS THE SERVICE PROVIDER’S SOLE AND EXCLUSIVE WARRANTY WITH RESPECT TO ANY SERVICES PROVIDED UNDER THIS AGREEMENT. THE SERVICE PROVIDER DOES NOT MAKE ANY OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY AND SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES, WHETHER OF MERCHANTABILITY, SUITABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OTHERWISE FOR SUCH SERVICES.

7.2 EXCLUDED DAMAGES. IN NO EVENT SHALL ANY PARTY OR SUCH PARTY’S AFFILIATES, OR ANY OF ITS OR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES, BE LIABLE FOR ANY SPECIAL, PUNITIVE, EXEMPLARY, CONSEQUENTIAL, INCIDENTIAL OR INDIRECT DAMAGES, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE, IN ALL CASES, EXCEPT TO THE EXTENT PAYABLE IN RESPECT TO A THIRD-PARTY CLAIM.

7.3 PARENT’S LIMITATIONS ON LIABILITY. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, THE LIABILITY OF PARENT WITH RESPECT TO SERVICES PROVIDED TO, OR SERVICES RECEIVED FROM, SPINCO OR ANY OF ITS AFFILIATES OR ANY OF ITS OR THEIR RESPECTIVE OFFICERS, DIRECTORS OR EMPLOYEES PURSUANT TO THIS AGREEMENT, WHETHER IN CONTRACT, TORT OR OTHERWISE, SHALL NOT EXCEED, IN THE AGGREGATE IN ANY APPLICABLE CALENDAR YEAR, THE AGGREGATE AMOUNT OF SERVICE FEES ACTUALLY PAID TO PARENT BY SPINCO DURING THE TERM (EXCLUDING ANY AMOUNTS CHARGED BY PARENT AS REIMBURSEMENT OF THIRD PARTY FEES).

7.4 SPINCO’S LIMITATIONS ON LIABILITY. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, THE LIABILITY OF SPINCO WITH RESPECT TO SERVICES PROVIDED TO, OR SERVICES RECEIVED FROM, PARENT OR ANY OF ITS AFFILIATES OR ANY OF ITS OR THEIR RESPECTIVE OFFICERS, DIRECTORS OR EMPLOYEES PURSUANT TO THIS AGREEMENT, WHETHER IN CONTRACT, TORT OR OTHERWISE, SHALL NOT EXCEED, IN THE AGGREGATE IN ANY APPLICABLE CALENDAR YEAR, THE AGGREGATE AMOUNT OF SERVICE FEES ACTUALLY PAID TO PARENT BY SPINCO DURING THE TERM (EXCLUDING ANY AMOUNTS CHARGED BY PARENT AS REIMBURSEMENT OF THIRD PARTY FEES).

7.5 EXCLUSIVE REMEDIES. THE PROVISIONS OF SECTIONS 6.1, 6.2, 12 AND 19.6 OF THIS AGREEMENT SHALL BE THE SOLE AND EXCLUSIVE REMEDIES OF THE SERVICE PROVIDER INDEMNITEES AND THE SERVICE RECIPIENT INDEMNITEES, AS APPLICABLE, FOR ANY CLAIM, LOSS, DAMAGE, EXPENSE OR LIABILITY, WHETHER ARISING FROM STATUTE, PRINCIPLE OF COMMON OR CIVIL LAW, PRINCIPLES OF STRICT LIABILITY, TORT, CONTRACT OR OTHERWISE UNDER THIS AGREEMENT.

8.	OBLIGATION TO PROVIDE SERVICES

The Parties acknowledge that notwithstanding any delegation of their respective responsibilities under this Agreement to a Third Party, except as provided in the proviso in Section 2.7, such delegating Party shall remain responsible for the provision of the Services which such Party is obligated to provide and any Third Party’s compliance with the performance and standard of performance set forth herein.

9.	FORCE MAJEURE

Service Provider shall not be responsible for failure or delay in delivery of any Service that it has responsibility for providing hereunder, if the event (a) does not arise or result from the fault or negligence of Service Provider (or any Person acting on its behalf) and (b) by its nature would not reasonably have been foreseen by Service Provider (or such Person), or, if it would reasonably have been foreseen, was beyond the control of Service Provider, including acts of God, acts of civil or military authority, embargoes, pandemics (including the COVID-19 pandemic), epidemics, wars, riots, protests or civil unrest, insurrections, fires, explosions, earthquakes, floods, government shutdowns, shortage of adequate power or transportation facilities, travel restrictions, unusually severe weather conditions, labor problems, unavailability of supplies or the response of any Governmental Authority to any of the foregoing, or, in the case of computer systems, any significant and prolonged failure in electrical or air conditioning equipment (a “Force Majeure Event”), provided that, notwithstanding the foregoing, the receipt by a Party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s response thereto shall not be deemed a Force Majeure Event. Service Provider shall, promptly after knowledge of the beginning of a Force Majeure Event, notify Service Recipient of a Force Majeure Event that results in a failure or delay in delivery of any Service that it has responsibility for providing hereunder, the reason therefor, and the estimated probable duration and consequence thereof. The Parties acknowledge and agree that such estimation shall not be considered binding in any way, and Service Provider shall not incur liability of any kind if such estimation proves to be inaccurate. Service Provider shall use its commercially reasonable efforts to restore provision of the Services in accordance with this Agreement as soon as reasonably practicable following the commencement of a Force Majeure

Event. In the event that Service Provider is excused from supplying a Service pursuant to this Section 9, Service Recipient shall be free to acquire replacement services from a Third Party at Service Recipient’s expense, and without liability to Service Provider for Service Fees during the duration of the Force Majeure Event, for the period and to the extent reasonably necessitated by such non-performance.

10.	INSURANCE

Each Party shall, throughout the term of this Agreement, carry appropriate insurance with a reputable insurance company covering property damage, business interruptions and general liability insurance (including contractual liability) to protect its own business and property interests. To the extent either Party insures, in whole or in part, through a plan of self-insurance, the Parties acknowledge that such self-insurance shall be acceptable for purposes of this Agreement. In the case of any conflict between the terms of this Section 10 and the terms of the Separation and Distribution Agreement, the Separation and Distribution Agreement shall control.

11.	CONFIDENTIALITY OF INFORMATION

Except as provided below, all Information disclosed between Service Provider and Service Recipient pursuant to this Agreement, including Information relating to or received from Third Parties and any Service Recipient Data, are deemed confidential (“Confidential Information”), except, in each case, to the extent that such information has been (i) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any member of such Party’s Group or any of their respective Representatives in violation of this Agreement, (ii) later lawfully acquired from other sources by such Party (or any member of such Party’s Group) which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary information, or (iii) independently developed or generated without reference to or use of any Confidential Information of such other Party or any member of such other Party’s Group. A Party receiving Confidential Information (the “Receiving Party”) shall not use such information for any purpose other than for which it was disclosed by the party providing such information (the “Providing Party”) and, except as otherwise permitted by this Agreement, shall not disclose to Third Parties any Confidential Information for a period of five (5) years from the termination or expiration of this Agreement or, with respect to any trade secrets, indefinitely. The obligations of the Receiving Party and the Providing Party with regard to Confidential Information shall be governed by and set forth in Sections 6.10 and 6.11 of the Separation and Distribution Agreement, which shall be deemed incorporated by reference herein.

12.	TERMINATION

12.1 Term. The term of this Agreement shall be for the Transition Period. This Agreement is a master agreement and shall be construed as a separate and independent agreement for each and every Service provided under this Agreement. Any termination of this Agreement with respect to any Service shall not terminate this Agreement with respect to any other Service then being provided pursuant to this Agreement.

12.2 Early Termination by Service Provider. Upon at least thirty (30) days’ prior written notice, Service Provider may, at its option, terminate this Agreement with respect to any or all Services it provides hereunder or suspend performance of its obligations with respect thereto, in either case solely in the event of the material breach by Service Recipient of this Agreement with respect to such Service or the failure of Service Recipient to pay any invoice within ninety (90) days of the receipt of such invoice, unless Service Recipient is disputing the invoice in good faith pursuant to Section 3.3.

12.3 Early Termination by Service Recipient. If at any time during the applicable Term, Service Recipient wishes to terminate a Transition Service or a Reverse Transition Service, as the case may be, Service Recipient shall provide a written request of termination to Service Provider at least forty-five (45) days prior to the proposed effective date of termination. If Service Provider determines, in good faith, that the termination of such Service would, or is reasonably likely to, result in Service Provider’s inability to provide any remaining Services in accordance with this Agreement (taking into account any interdependencies of the proposed terminated Service and the remaining Services), including with respect to the quality standards, or result in a Party’s inability to maintain the confidentiality of Information disclosed between Service Provider and Service Recipient pursuant to this Agreement, then Service Provider shall notify Service Recipient thereof in writing and the Parties shall negotiate in good faith to determine an alternative solution to enable Service Provider to maintain the ability to provide all other Services not subject to such written request of termination provided in the first sentence of this Section 12.3. Service Recipient shall reimburse Service Provider for incremental fees charged by Third Party service providers in connection with the early termination of Services; provided, that Service Provider shall use its commercially reasonable efforts to minimize such incremental fees.

12.4 Return or Destroy of Information. Upon termination or expiration of this Agreement for any reason, Service Provider shall, upon the written request of Service Recipient, deliver to Service Recipient or destroy (provided such destruction is promptly confirmed in writing by Service Provider if requested by Service Recipient), at Service Provider’s option, all Information provided to Service Provider by Service Recipient and pertaining to any matters for which Service Provider was providing Transition Services or Reverse Transition Services, as applicable, hereunder; provided, however, Service Provider may retain copies of such Information to the extent necessary for accounting, tax reporting, compliance with Service Provider’s document retention policies or other legitimate business purposes, subject to the requirements of Section 11.

13.	RELATIONSHIP OF PARTIES

13.1 Independent Contractor Status. In providing the Services, Service Provider is acting as and shall be considered an independent contractor. This Agreement is not intended to create and shall not be construed as creating between Service Provider and Service Recipient any relationship other than an independent contractor and purchaser of contract services. The Parties specifically acknowledge that they are not, and this Agreement is not intended to and shall not be construed to make them, affiliates of one another and that no principal and agent, joint venture, partnership or similar relationship, or any other relationship, that imposes or implies any fiduciary duty, including any duty of care or duty of loyalty exists between the Parties. Except as expressly set forth herein, no Party has the authority to, and each Party agrees that it shall not, directly or indirectly contract any obligations of any kind in the name of or chargeable against the other Party without such other Party’s prior written consent.

13.2 Ownership of Intellectual Property. Except as otherwise expressly set forth in the Schedules, the Parties agree that Service Provider shall own, or retain ownership of, all Intellectual Property that is used, or created by, Service Provider during Service Provider’s fulfillment of its obligations to Service Recipient under this Agreement. If necessary and at Service Provider’s sole discretion, Service Recipient shall sign and shall cause its employees, Affiliates, Affiliates’ employees, contractors and representatives to sign all documents required by Service Provider to establish Service Provider’s ownership rights and title in such Intellectual Property.

14.	PROJECT MANAGERS; DISPUTE RESOLUTION

14.1 Project Managers. Service Provider and Service Recipient shall each assign one person to act as that Party’s project manager (the “Project Manager”) for each area of service listed on Schedule III hereto (and other categories, as may be agreed by the Parties). The Project Managers shall (a) represent and act for their respective Party for matters related to the applicable Service, and (b) meet and/or confer on a regular basis (at mutually agreed times and locations) to review the activities under this Agreement and to discuss the status and progress of such activities. Either Party may designate a different individual as its lead representative with respect to the Transition Services or the Reverse Transition Services at any time by delivering prior written notice to the other Party. Service Provider shall promptly notify Service Recipient of any reassignments or changes in contact information of the Project Manager or other key personnel identified in the Schedules hereto. No Project Manager or lead representative for a Party shall have any authority to amend this Agreement.

14.2 Dispute Resolution. The Parties shall use good faith efforts to resolve any controversy or claim arising out of this Agreement, the interpretation of any of the provisions hereof, or the actions of the Parties hereunder. In the event of a breach of this Agreement, or a dispute as to the meaning of this Agreement or any of its terms which the Parties cannot resolve by themselves amicably, the following provisions shall apply (which provisions shall be in addition to, and not a limitation of, the Parties’ remedies under Section 6, 12 or 19.6):

(a) All disputes or issues arising hereunder shall first be referred to the applicable Project Managers for resolution. In the event any such dispute or issue is not resolved in a timely manner, such matter shall be referred to senior management representatives, with appropriate decision making authority for prompt resolution of the matter. If still not resolved, the issue shall be escalated to Service Recipient’s lead representative and Service Provider’s lead representative for resolution. The names and contact information for each of Service Recipient’s and Service Provider’s lead representative with regard to an issue or dispute arising out of or relating to the Transition Services and Reverse Transition Services shall be set forth on Schedule III hereto.

(b) If the Parties are unable to resolve such dispute within sixty (60) days following the commencement of negotiations pursuant to Section 14.2(a), then such dispute shall be resolved in accordance with the dispute resolution procedures set forth in Article VII of the Separation and Distribution Agreement.

(c) This Section 14.2 shall apply without prejudice to any Party’s right to seek remedies under Section 6, 12 or 19.6 to which such Party may be entitled at any time.

15.	RECORDS

15.1 Retention of Records. During the Transition Period, Service Provider shall retain, in accordance with the policies of Parent as in effect at the Effective Time or such other policies as may be adopted by Parent after the Effective Time (provided that Parent notifies SpinCo in writing of any such change), all Information with respect to matters relating to the Services provided to Service Recipient hereunder that are in a form and contain a level of detail substantially consistent with the records maintained by Service Provider in providing similar services to the SpinCo Business or the Parent Business, as applicable, prior to the Distribution Date. As promptly as practicable following the expiration of the applicable Term (or earlier termination) of any Service, Service Provider shall use its commercially reasonable efforts to furnish to Service Recipient the Information belonging to Service Recipient and relating to such Service as clearly identified by Service Recipient at Service Recipient’s own expense, unless Service Recipient reasonably requests that Service Provider retain such Information. Upon delivery of any such Information to Service Recipient, Service Provider shall have no further obligations to Service Recipient with respect to such Information. If reasonably requested by Service Recipient to retain any such Information, Service Provider shall, at Service Recipient’s sole cost, retain such Information in accordance with the first sentence of this Section 15.1, provided that Service Provider shall have no obligation to retain such Information for more than three (3) years following the expiration of the applicable Term (or earlier termination) of such Service related to such retained Information. Thereafter, Service Provider may dispose of such Information after providing Service Recipient reasonable notice and opportunity to take possession of such Information at Service Recipient’s own expense. Service Provider shall be obligated to provide Tangible Information only in the form, condition and format in which it then exists, and in no event shall Service Provider be required to perform any improvement, modification, conversion, updating or reformatting of any such Tangible Information.

15.2 Property of Service Recipient. The Service Recipient Data shall be and shall remain the property of Service Recipient and, to the extent reasonably practicable, shall be promptly provided to Service Recipient by Service Provider upon Service Recipient’s request. The Service Provider shall use Service Recipient Data solely to provide the Services to Service Recipient as set forth herein and for no other purpose whatsoever.

15.3 Retention by Service Provider. Notwithstanding anything herein to the contrary and subject to Section 11, Service Provider may retain copies of the Information and Service Recipient Data in accordance with policies and procedures implemented by Service Provider in order to comply with applicable Law, professional standards or reasonable business practice, including document retention policies as in effect from time to time and in accordance with past practices.

16.	ASSIGNMENT AND DELEGATION

This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Except as set forth in Section 2.10, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, directly or indirectly, in whole or in part, including by operation of law, by any Party hereto without the prior written consent of the other Party hereto, which consent shall not be unreasonably withheld; provided, however, that either Party may assign this Agreement to any of its Affiliates without the consent of the other Party or delegate its rights or obligations hereunder, in whole or in part, to any of its Affiliates; provided, further, that SpinCo may assign any or all of its rights or interests under this Agreement without the consent of Parent (a) to any Person providing debt financing under the SpinCo Financing Arrangements pursuant to the terms thereof for purposes of creating a security interest herein or otherwise assign as collateral in respect of such debt financing or (b) in connection with a Change of Control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party. No assignment by any Party shall relieve such Party of any of its obligations hereunder; provided, that to the extent full performance or payment is made in full by an Affiliate or Affiliates of Service Provider or Service Recipient with respect to an obligation of Service Provider or Service Recipient, as applicable, hereunder, such obligation shall be in full satisfaction of such obligation of such Person hereunder.

17.	NOTICES

Other than for routine communications with respect to operational matters under this Agreement, the procedures specified in Section 10.5 of the Separation and Distribution Agreement shall apply with respect to all notices, requests, claims, demands and other communications under this Agreement.

18.	SURVIVAL

The Parties’ rights and obligations under Sections 3, 6, 7, 11 and 15 through 19 shall survive expiration or termination of this Agreement.

19.	GENERAL PROVISIONS

19.1 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be determined by a court of competent jurisdiction to be invalid, unenforceable or void, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

19.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties hereto or the parties thereto, respectively, and delivered to the other Party hereto or parties thereto, respectively. Delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of this Agreement.

19.3 Entire Agreement. This Agreement, together with the other Transaction Agreements, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein. In the case of any conflict between the terms of this Agreement and the terms of any other Transaction Agreement regarding the subject matter hereof, the terms of this Agreement shall control. In the case of any ambiguity between the terms and condition of the main body of this Agreement and a Schedule to this Agreement, the terms and conditions of the main body of this Agreement shall control.

19.4 Amendments; Waivers. No provisions of this shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification. No failure or delay by either Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.

19.5 No Third Party Beneficiaries. The provisions of this Agreement are solely for the benefit of the Parties hereto and parties thereto, respectively, and are not intended to confer upon any other Person any rights or remedies hereunder. Except with regard to and as provided in Section 6, no Person shall be deemed a Third Party beneficiary under this Agreement.

19.6 Specific Performance. Notwithstanding anything to the contrary contained herein or in any other Transaction Agreement, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party hereto, who is, or is to be, thereby aggrieved will have the right to specific performance and injunctive or other equitable relief in respect of its rights under this Agreement, in addition to all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties to this Agreement.

19.7 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 19.7.

19.8 Jurisdiction; Service of Process. each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, in any action or proceeding arising out of or relating to this Agreement for recognition or enforcement of any judgment relating hereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. The Parties hereby agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 17, or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof and hereby waive any objections to service accomplished in the manner herein provided.

19.9 Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) and all issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement (and all Schedules hereto) shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) including all matters of validity, construction, effect, enforceability, performance and remedies.

19.10 Local Agreements. Each of the Parties recognizes and agrees that it may be necessary or desirable to separately document certain matters relating to the Services provided hereunder in various jurisdictions from time to time or to otherwise modify the scope or nature of such Services, in each case to the extent necessary to comply with applicable Law. If such an agreement or modification of any of the Services is required by applicable Law, or if the applicable Parties mutually determine entry into such an agreement or modification of Services would be desirable, in each case in order for Service Provider or its Subsidiaries to provide any of the Services in a particular jurisdiction, Service Provider and Service Recipient shall, or shall cause their applicable Subsidiaries to, to enter into local implementing agreements (as each may be amended and in effect from time to time, each a “Local Agreement”) in form and content reasonably acceptable to the applicable Parties; provided, that the execution or performance of any such Local Agreement shall in no way alter or modify any term or condition of this Agreement or the effect of any such term or condition, except to the extent expressly specified in such Local Agreement. Except as used in this Section 19.10, any references herein to this Agreement and the Services to be provided hereunder, shall include any Local Agreement and any local services to be provided thereunder. Except as expressly set forth in any Local Agreement, in the event of a conflict between the terms contained in a Local Agreement and the terms contained in this Agreement (including the applicable Schedules), the terms in this Agreement shall take precedence.

[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties have caused this Transition Services Agreement to be executed and delivered by their duly authorized representatives as of the date first above written.

INTERNATIONAL PAPER COMPANY

By:	/s/ Keith Townsend
Name: Keith Townsend
Title: VP Strategic Initiatives

SYLVAMO CORPORATION

By:	/s/ John Sims
Name: John Sims
Title: Senior Vice President & Chief Financial Officer